Exhibit 99.1

Kroger Reports Strong Second Quarter Results and Raises Full-Year 2021 Guidance

Second Quarter Highlights

•	Identical Sales without fuel decreased 0.6%; two-year stack increased 14.0%

•	Digital Sales two-year stack grew 114%

•	EPS of $0.61; Adjusted EPS of $0.80

•	Operating Profit of $839 million; Adjusted FIFO Operating Profit of $947 million

•	Alternative profit business continued strong growth tracking toward high end of annual expectations

CINCINNATI, September 10, 2021 -- The Kroger Co. (NYSE: KR) today reported its second quarter 2021 results and will update investors on how key initiatives are positioning the company for long-term sustainable growth.

Comments from Chairman and CEO Rodney McMullen –

“Our strategic focus on leading with fresh and accelerating with digital continues to build momentum across our business. Kroger’s seamless ecosystem is working. This was evident during the quarter as we saw customers seamlessly shift between channels, and we continued to see strong digital engagement. Customers are eating more food at home because it is more affordable, convenient, and healthier than other options.

“Our associates continue to support our customers and our communities through the pandemic by delivering a full, fresh, and friendly experience every day. We are committed to our environmental, social, and governance strategy to advance positive outcomes for people and our planet and create more resilient global systems, driven by our Zero Hunger | Zero Waste social and environmental impact plan.

“We are leveraging technology, innovation, and our competitive moats to deliver against the initiatives outlined at our 2021 investor day, and we remain confident in our ability to deliver total shareholder returns of 8% to 11% over time.”

Second Quarter Financial Results

	2Q21 ($ in millions; except EPS)	2Q20 ($ in millions; except EPS)
ID Sales* (Table 4)	(0.6)%	14.6%
EPS	$0.61	$1.03
Adjusted EPS (Table 6)	$0.80	$0.73
Operating Profit	$839	$820
Adjusted FIFO Operating Profit (Table 7)	$947	$894
FIFO Gross Margin Rate*	Decreased 60 basis points
OG&A Rate*	Decreased 76 basis points

*without fuel and adjustment items, if applicable

Second Quarter Results versus Two Years Ago

2Q21 ($ in millions; except EPS)
ID Sales Two Year Stacked* (Table 8)	14.0%
EPS Two Year CAGR (Table 8)	28.4%
Adjusted EPS Two Year CAGR (Table 8)	34.8%
Operating Profit Two Year CAGR (Table 8)	22.5%
Adjusted FIFO Operating Profit Two Year CAGR (Table 8)	23.0%
FIFO Gross Margin Rate Compared to Q2 2019*	Decreased 55 basis points
OG&A Rate Compared to Q2 2019*	Decreased 137 basis points

*without fuel and adjustment items, if applicable

Total company sales were $31.7 billion in the second quarter, compared to $30.5 billion for the same period last year. Excluding fuel, sales decreased 0.4% compared to the same period last year.

Gross margin was 21.4% of sales for the second quarter. The FIFO gross margin rate, excluding fuel, decreased 60 basis points compared to the same period last year. This decrease primarily related to continued price investments, and higher shrink and supply chain costs, partially offset by sourcing benefits and growth in the alternative profit business.

The LIFO charge for the quarter was $47 million, compared to a LIFO charge of $23 million for the same period last year. This increase was primarily attributable to inflation in fresh categories.

The Operating, General & Administrative rate decreased 76 basis points, excluding fuel and adjustment items, which reflects decreased COVID-19 related costs and the execution of cost savings initiatives.

Capital Allocation Strategy

Kroger continues to generate strong free cash flow and remains committed to investing in the business to drive long-term sustainable net earnings growth, maintaining its current investment grade debt rating, and returning excess free cash flow to shareholders via share repurchase and a growing dividend over time.

Kroger's net total debt to adjusted EBITDA ratio is 1.78, compared to 1.70 a year ago (Table 5). The company's net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50.

Earlier this quarter, Kroger increased the dividend by 17%, marking the 15th consecutive year of dividend increases. Additionally, in the quarter, Kroger repurchased $349 million shares and year-to-date, has repurchased $751 million shares. As of the end of the second quarter, $779 million remains on the board authorization announced on June 17, 2021.

2021 Guidance

Comments from CFO Gary Millerchip -

“Kroger’s strong execution resulted in identical sales above our internal expectations for the second quarter, and we continued to remove costs from the business. Driven by the momentum in our results and sustained food at home trends, we are raising our full-year guidance. We now expect our two-year identical sales stack to be in the range of 12.6% to 13.1%. We expect our adjusted net earnings per diluted share to be in the range of $3.25 to $3.35.

“We are emerging stronger through the pandemic and are confident in our ability to deliver sustainable earnings growth and total shareholder return.”

Full Year 2021 Guidance

	IDs (%)	EPS ($)	Operating Profit ($B)	Tax Rate**	Cap Ex ($B)	Free Cash Flow ($B)****
Adjusted*	(1.5)% - (1.0)%	$3.25 - $3.35	$3.9 - $4.0	22.1% - 22.7%	$3.4 - $3.6	$1.9 - $2.1
2-Year Basis***	12.6% - 13.1% (Stack)	22% - 24% (CAGR)	14.1% - 15.6% (CAGR)			$3.1 - $3.2 (Average)

* Without adjusted items, if applicable; Identical sales is without fuel; Operating profit represents FIFO Operating Profit. Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in 2021 guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on 2021 GAAP financial results.

** This rate reflects typical tax adjustments and does not reflect changes to the rate from the completion of income tax audit examinations or changes in tax laws, which cannot be predicted.

*** Identical sales, without fuel, guidance for 2-year basis represents the sum of actual 2020 identical sales percentage and 2021 identical sales rate guidance. The 2-year basis guidance items denoted with CAGR represent the compounded annual growth rate utilizing 2019 as the base year. Average free cash flow is the average of actual 2020 free cash flow and 2021 guidance.

**** 2021 free cash flow guidance includes a $300M payment of deferred payroll taxes. This excludes planned payments related to the restructuring of multi-employer pension plans.

Second Quarter 2021 Highlights

Leading with Fresh

•	Introduced brand icon, bringing together the Kroger Family of Companies under one unifying visual and reinforcing its brand promise: Fresh for Everyone

•	Our Brands launched 142 new items during the quarter, including Big Pack items and further expansion of industry leading Simple Truth Plant Based line

•	Announced collaboration with ghost kitchen partner Kitchen United to create new service that provides customers on-demand meal pickup and delivery from popular restaurants

•	Announced inaugural Go Fresh & Local Supplier Accelerator cohort, launching innovative locally and regionally sourced products to stores across the country

•	Introduced collaboration with KNAPP to modernize and expand the Great Lakes Distribution Center, driving efficiency improvements for regional store replenishment and faster delivery of fresh food for customers

Accelerating with Digital

•	Introduced Kroger Delivery Savings Pass in Florida, offering customers unlimited delivery for $79 annually

•	Launched sushi delivery pilot with DoorDash in three geographies

•	Expanded pilot with Google Maps to improve grocery pickup experience for associates and customers

•	Expanded to 2,239 Pickup locations and 2,546 Delivery locations, covering 98% of Kroger households

•	Recognized by Computerworld magazine as one of the Top 100 Best Places to Work in IT for 2021, marking the fourth consecutive year Kroger has received the accolade

•	Launched FEED app which provides associates easy access to company communication and resources

Associate Experience

•	Increased Kroger Family of Companies' average hourly wage to in excess of $16 and with comprehensive benefits, will be approaching $21 by the end of 2021

•	Named to the Disability Equality Index’s 2020 “Best Places to Work for Disability Inclusion”

•	Launched Fresh Start, a technology enabled, personalized, front-line associate training program to foster greater engagement and retention

•	Selected as one of WayUp’s Top 100 Internship Programs for 2021

•	Hosted a companywide live virtual event on mental health, featuring company leaders and other experts

Live Our Purpose

•	Partnered with the Biden Administration in offering at-home, rapid COVID-19 tests at cost for 100 days

•	Published 2021 ESG report highlighting new long-term ESG strategy and framework to benefit people and the planet, and to help create a more resilient, equitable food system for tomorrow

•	Partnered with Lyft Healthcare, Inc. after concluding the successful #CommunityImmunity Giveaway in collaboration with the Biden Administration to increase vaccinations across the country

•	Kroger Health has administered more than 6.7 million COVID-19 vaccine doses to date, supporting customers and associates

•	Named Winsight Grocery’s Business of the Year for the company’s sustainability efforts throughout 2020

•	Hosted The Wellness Experience, a virtual wellness platform and multi-day festival experience inspiring physical, emotional, and mental health

•	Achieved $4.1 billion in diverse supplier spend in 2020, representing an increase of 21% versus prior year

About Kroger

At The Kroger Co. (NYSE: KR), we are Fresh for Everyone™ and dedicated to our Purpose: To Feed the Human Spirit®. We are, across our family of companies, nearly half a million associates who serve over 11 million customers daily through a seamless shopping experience under a variety of banner names. We are committed to creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

Kroger's second quarter 2021 ended on August 14, 2021.

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result, Kroger discusses the changes in these rates excluding the effect of fuel.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure.

This press release contains certain statements that constitute "forward-looking statements" about the future performance of the company. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as “achieve,” “approach,” “believe,” “contemplates,” “continue,” “deliver,” “expect,” “future,” “guidance,” “on track,” “strategy,” “target,” “trends,” and “will.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

Kroger's ability to achieve sales, earnings, incremental FIFO operating profit, and adjusted free cash flow goals may be affected by: COVID-19 pandemic related factors, risks and challenges, including among others, the length of time that the pandemic continues, new variants of the virus , lack of access to vaccines for certain populations and the extent of vaccine aversion, as well as the effect of emerging targeted vaccine mandates and booster vaccines, the potential for additional future spikes in infection and illness rates including breakthrough infections among the fully vaccinated, and the corresponding potential for disruptions in workforce availability and customer shopping patterns, re-imposed restrictions as a result of resurgence and the corresponding future easing of restrictions, and interruptions in domestic and global supply chains or capacity constraints; the pace of recovery when the pandemic subsides; labor negotiations or disputes; changes in the unemployment rate; pressures in the labor market; changes in government-funded benefit programs; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger's response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities; changes in tariffs; the effect that fuel costs have on consumer spending; volatility of fuel margins; manufacturing commodity costs; diesel fuel costs related to Kroger's logistics operations; trends in consumer spending; the extent to which Kroger's customers exercise caution in their purchasing in response to economic conditions; the uncertainty of economic growth or recession; changes in inflation or deflation in product and operating costs; stock repurchases; Kroger's ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger's ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the effect of public health crises or other significant catastrophic events, including the coronavirus; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger's future growth plans; the ability to execute our growth strategy and value creation model, including continued cost savings, growth of our alternative profit businesses, and widening and deepening our strategic moats of fresh, our brands, personalization, and seamless; and the successful integration of merged companies and new partnerships. Our ability to achieve these goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

Kroger's effective tax rate may differ from the expected rate due to changes in tax laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein unless required by applicable law. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger's quarterly conference call with investors will broadcast live at 10 a.m. (ET) on September 10, 2021 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Thursday, September 10, 2021.

2nd Quarter 2021 Tables Include:

1.	Consolidated Statements of Operations

2.	Consolidated Balance Sheets

3.	Consolidated Statements of Cash Flows

4.	Supplemental Sales Information

5.	Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

6.	Net Earnings Per Diluted Share Excluding the Adjustment Items

7.	Operating Profit Excluding the Adjustment Items

8.	Two-Year Financial Results

--30--

Contacts: Media: Kristal Howard (513) 762-1304; Investors: Rob Quast (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	SECOND QUARTER				YEAR-TO-DATE
	2021		2020		2021		2020
SALES	$31,682	100.0%	$30,489	100.0%	$72,980	100.0%	$72,038	100.0%

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	24,914	78.6	23,551	77.2	56,861	77.9	55,005	76.4
OPERATING, GENERAL AND ADMINISTRATIVE (a)	5,091	16.1	5,297	17.4	12,515	17.2	12,968	18.0
RENT	191	0.6	204	0.7	452	0.6	477	0.7
DEPRECIATION AND AMORTIZATION	647	2.0	617	2.0	1,508	2.1	1,442	2.0

OPERATING PROFIT	839	2.7	820	2.7	1,644	2.3	2,146	3.0

OTHER INCOME (EXPENSE)

INTEREST EXPENSE	(137)	(0.4)	(135)	(0.4)	(302)	(0.4)	(309)	(0.4)
NON-SERVICE COMPONENT OF COMPANY-SPONSORED PENSION PLAN COSTS	15	-	8	-	33	-	19	-
(LOSS) GAIN ON INVESTMENTS	(122)	(0.4)	368	1.2	(601)	(0.8)	790	1.1

NET EARNINGS BEFORE INCOME TAX EXPENSE	595	1.9	1,061	3.5	774	1.1	2,646	3.7

INCOME TAX EXPENSE	126	0.4	241	0.8	162	0.2	614	0.9

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	469	1.5	820	2.7	612	0.8	2,032	2.8

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	2	-	1	-	5	-	1	-

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$467	1.5%	$819	2.7%	$607	0.8%	$2,031	2.8%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.62		$1.04		$0.80		$2.58

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	746		777		750		779

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.61		$1.03		$0.79		$2.55

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	755		786		758		787

DIVIDENDS DECLARED PER COMMON SHARE	$0.21		$0.18		$0.39		$0.34

Note:	Certain percentages may not sum due to rounding.

Note:	The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs ("COGS") and operating, general and administrative expenses ("OG&A") exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $47 and $23 were recorded in the second quarters of 2021 and 2020, respectively. For the year to date period, LIFO charges of $84 and $54 were recorded for 2021 and 2020, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	August 14,	August 15,
	2021	2020
ASSETS
Current Assets
Cash	$339	$372
Temporary cash investments	1,886	2,448
Store deposits in-transit	1,055	1,058
Receivables	1,961	1,526
Inventories	6,541	6,344
Prepaid and other current assets	550	538

Total current assets	12,332	12,286

Property, plant and equipment, net	22,986	21,881
Operating lease assets	6,704	6,822
Intangibles, net	966	1,029
Goodwill	3,076	3,076
Other assets	2,397	2,449

Total Assets	$48,461	$47,543

LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Current portion of long-term debt including obligations under finance leases	$1,547	$1,096
Current portion of operating lease liabilities	644	666
Trade accounts payable	6,772	6,871
Accrued salaries and wages	1,274	1,267
Other current liabilities	5,366	4,678

Total current liabilities	15,603	14,578

Long-term debt including obligations under finance leases	12,608	12,386
Noncurrent operating lease liabilities	6,408	6,478
Deferred income taxes	1,522	1,634
Pension and postretirement benefit obligations	494	578
Other long-term liabilities	2,568	2,096

Total Liabilities	39,203	37,750

Shareowners' equity	9,258	9,793

Total Liabilities and Shareowners' Equity	$48,461	$47,543

Total common shares outstanding at end of period	744	775
Total diluted shares year-to-date	758	787

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$612	$2,032
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	1,508	1,442
Operating lease asset amortization	332	336
LIFO charge	84	54
Stock-based employee compensation	108	107
Company-sponsored pension plans	(24)	(9)
Deferred income taxes	(24)	176
Gain on the sale of assets	(28)	(7)
Loss (gain) on investments	601	(790)
Other	122	121
Changes in operating assets and liabilities, net of effects from mergers and disposals of businesses:
Store deposits in-transit	41	121
Receivables	(57)	117
Inventories	377	685
Prepaid and other current assets	356	(16)
Trade accounts payable	101	522
Accrued expenses	(400)	335
Income taxes receivable and payable	(125)	195
Operating lease liabilities	(374)	(302)
Other	(87)	286

Net cash provided by operating activities	3,123	5,405

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(1,319)	(1,343)
Proceeds from sale of assets	107	40
Other	(72)	(45)

Net cash used by investing activities	(1,284)	(1,348)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	1	504
Payments on long-term debt including obligations under finance leases	(369)	(28)
Net payments on commercial paper	-	(1,150)
Dividends paid	(274)	(254)
Proceeds from issuance of capital stock	85	87
Treasury stock purchases	(751)	(669)
Proceeds from financing arrangement	166	-
Other	(159)	(126)

Net cash used by financing activities	(1,301)	(1,636)

NET INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	538	2,421

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	1,687	399
END OF PERIOD	$2,225	$2,820

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(1,319)	$(1,343)
Payments for lease buyouts	-	15
Changes in construction-in-progress payables	89	(110)
Total capital investments, excluding lease buyouts	$(1,230)	$(1,438)

Disclosure of cash flow information:
Cash paid during the year for interest	$365	$373
Cash paid during the year for income taxes	$301	$229

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical sales is an industry-specific measure and it is important to review it in conjunction with Kroger's financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SALES (a)

	SECOND QUARTER		YEAR-TO-DATE
	2021	2020	2021	2020
EXCLUDING FUEL	$27,606	$27,759	$64,214	$65,945

EXCLUDING FUEL	(0.6)%	14.6%	(2.6)%	17.1%

(a)	Kroger defines identical sales, excluding fuel, as sales to retail customers, including sales from all departments at identical supermarket locations, Kroger Specialty Pharmacy businesses, jewelry and ship-to-home solutions. Kroger defines a supermarket as identical when it has been in operation without expansion or relocation for five full quarters.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company's access to liquidity.  The items below should be reviewed in conjunction with Kroger's financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	August 14,	August 15,
	2021	2020	Change
Current portion of long-term debt including obligations under finance leases	$1,547	$1,096	$451
Long-term debt including obligations under finance leases	12,608	12,386	222

Total debt	14,155	13,482	673

Less: Temporary cash investments	1,886	2,448	(562)

Net total debt	$12,269	$11,034	$1,235

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company's credit agreement, on a rolling four quarter basis.

	Rolling Four Quarters Ended
	August 14,	August 15,
	2021	2020
Net earnings attributable to The Kroger Co.	$1,161	$2,621
LIFO charge	23	113
Depreciation and amortization	2,813	2,721
Interest expense	537	585
Income tax expense	329	764
Adjustment for pension plan withdrawal liabilities	1,437	49
Adjustment for loss (gain) on investments	286	(886)
Adjustment for Home Chef contingent consideration	156	37
Adjustment for severance charge and related benefits	-	80
Adjustment for deconsolidation and impairment of Lucky's Market attributable to The Kroger Co. (a)	-	305
Adjustment for transformation costs (b)	145	119
Other	(6)	(16)

Adjusted EBITDA	$6,881	$6,492

Net total debt to adjusted EBITDA ratio	1.78	1.70

(a)	The adjustment for impairment of Lucky's Market attributable to The Kroger Co. excludes a $107 net loss attributable to the minority interest of Lucky's Market.

(b)	Transformation costs primarily include costs related to store and business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Adjusted net earnings and adjusted net earnings per diluted share are useful metrics to investors and analysts because they present more accurately year-over-year comparisons for net earnings and net earnings per diluted share because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	SECOND QUARTER		YEAR-TO-DATE
	2021	2020	2021	2020
Net earnings attributable to The Kroger Co.	$467	$819	$607	$2,031

Adjustment for pension plan withdrawal liabilities (a)(b)	-	-	344	-
Adjustment for loss (gain) on investments (a)(c)	93	(278)	460	(590)
Adjustment for Home Chef contingent consideration (a)(d)	7	19	40	63
Adjustment for transformation costs (a)(e)	43	21	77	49

2021 and 2020 Adjustment Items	143	(238)	921	(478)

Net earnings attributable to The Kroger Co. excluding the adjustment items above	$610	$581	$1,528	$1,553

Net earnings attributable to The Kroger Co. per diluted common share	$0.61	$1.03	$0.79	$2.55

Adjustment for pension plan withdrawal liabilities (f)	-	-	0.45	-
Adjustment for loss (gain) on investments (f)	0.12	(0.35)	0.60	(0.75)
Adjustment for Home Chef contingent consideration (f)	0.01	0.02	0.05	0.08
Adjustment for transformation costs (f)	0.06	0.03	0.10	0.07

2021 and 2020 Adjustment Items	0.19	(0.30)	1.20	(0.60)

Net earnings attributable to The Kroger Co. per diluted common share excluding the adjustment items above	$0.80	$0.73	$1.99	$1.95

Average number of common shares used in diluted calculation	755	786	758	787

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items (continued)

(in millions, except per share amounts)

(unaudited)

(a)	The amounts presented represent the after-tax effect of each adjustment.

(b)	The year-to-date pre-tax adjustment to OG&A expenses for pension plan withdrawal liabilities was $449 for 2021.

(c)	The pre-tax adjustments for loss (gain) on investments were $122 and ($368) in the second quarters of 2021 and 2020, respectively. The year-to-date pre-tax adjustments for loss (gain) on investments were $601 and ($790) in the first two quarters of 2021 and 2020, respectively.

(d)	The pre-tax adjustments to OG&A expenses for Home Chef contingent consideration were $9 and $25 in the second quarters of 2021 and 2020, respectively. The year-to-date pre-tax adjustments to OG&A expenses for Home Chef contingent consideration were $52 and $85 in the first two quarters of 2021 and 2020, respectively.

(e)	The pre-tax adjustment to OG&A expenses for transformation costs were $57 and $29 in the second quarters of 2021 and 2020, respectively. The year-to-date pre-tax adjustment to OG&A expenses for transformation costs were $101 and $67 in the first two quarters of 2021 and 2020, respectively. Transformation costs primarily include costs related to store and business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.

(f)	The amounts presented represent the net earnings (loss) per diluted common share effect of each adjustment.

Note:	2021 Second Quarter Adjustment Items include adjustments for the loss on investments, Home Chef contingent consideration adjustment and strategic transformation costs.

2021 Adjustment Items include the Second Quarter Adjustment Items plus the adjustments that occurred in the first quarter of 2021 for pension plan withdrawal liabilities, loss on investments, Home Chef contingent consideration adjustment and strategic transformation costs.

2020 Second Quarter Adjustment Items include adjustments for the gain on investments, Home Chef contingent consideration adjustment and strategic transformation costs.

2020 Adjustment Items include the Second Quarter Adjustment Items plus the adjustments that occurred in the first quarter of 2020 for the gain on investments, Home Chef contingent consideration adjustment and strategic transformation costs.

Table 7. Operating Profit Excluding the Adjustment Items

(in millions)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on operating profit for certain items described below.  Adjusted FIFO operating profit is a useful metric to investors and analysts because it presents more accurately year-over year comparisons for operating profit because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to operating profit or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	SECOND QUARTER		YEAR-TO-DATE
	2021	2020	2021	2020
Operating profit	$839	$820	$1,644	$2,146
LIFO charge	47	23	84	54

FIFO Operating profit	886	843	1,728	2,200

Adjustment for pension plan withdrawal liabilities	-	-	449	-
Adjustment for Home Chef contingent consideration	9	25	52	85
Adjustment for transformation costs (a)	57	29	101	67
Other	(5)	(3)	(8)	(5)

2021 and 2020 Adjustment items	61	51	594	147

Adjusted FIFO operating profit excluding the adjustment items above	$947	$894	$2,322	$2,347

(a)	Transformation costs primarily include costs related to store and business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.

Table 8. Two-Year Financial Results

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable two-year growth from our ongoing business for the current year for identical sales without fuel, adjusted operating profit and adjusted net earnings per diluted share, due to the significant fluctuations that occurred during 2020 as a result of the COVID-19 pandemic.  Two-year financial results for identical sales without fuel, adjusted operating profit and adjusted net earnings per diluted share are useful metrics to investors and analysts because it presents more accurate comparisons of results and trends over a longer period of time to demonstrate the effect of COVID-19 on our results.  Items identified in these tables should not be considered alternatives to any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

IDENTICAL SALES TWO-YEAR STACKED

	2021		2020		2021		2020
	SECOND QUARTER		SECOND QUARTER		YEAR-TO-DATE		YEAR-TO-DATE
	2021	2020	2020	2019	2021	2020	2020	2019
Excluding Fuel	$27,606	$27,759	$27,761	$24,226	$64,214	$65,945	$65,898	$56,272

Excluding Fuel	(0.6)%		14.6%		(2.6)%		17.1%

Two-year identical sales stacked	14.0%				14.5%

OPERATING PROFIT EXCLUDING THE ADJUSTMENT ITEMS TWO-YEAR CAGR*

	SECOND QUARTER		YEAR-TO-DATE
	2021	2019	2021	2019
Operating profit	$839	$559	$1,644	$1,460
LIFO charge	47	30	84	46

FIFO Operating profit	886	589	1,728	1,506

Adjustment for pension plan withdrawal liabilities	-	27	449	86
Adjustment for Home Chef contingent consideration	9	2	52	(21)
Adjustment for transformation costs (a)	57	-	101	-
Other	(5)	8	(8)	12

2021 and 2019 Adjustment items	61	37	594	77

Adjusted FIFO operating profit excluding the adjustment items above	$947	$626	$2,322	$1,583

Two-year operating profit CAGR*	22.5%		6.1%

Two-year adjusted FIFO operating profit excluding the adjustment items above CAGR*	23.0%		21.1%

(a)	Transformation costs primarily include costs related to store and business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.

*	CAGR represents the compounded annual growth rate.

Table 8. Two-Year Financial Results (continued)

(in millions, except per share amounts)

(unaudited)

NET EARNINGS PER DILUTED SHARE EXCLUDING THE ADJUSTMENT ITEMS TWO-YEAR CAGR*

	SECOND QUARTER		YEAR-TO-DATE
	2021	2019	2021	2019
Net earnings attributable to the Kroger Co.	$467	$297	$607	$1,069

Adjustment for pension plan withdrawal liabilities (a)(b)	-	22	344	66
Adjustment for gain on sale of Turkey Hill Dairy (a)(c)	-	-	-	(80)
Adjustment for gain on sale of You Technology (a)(d)	-	-	-	(52)
Adjustment for loss (gain) on investments (a)(e)	93	36	460	(44)
Adjustment for Home Chef contingent consideration (a)(f)	7	2	40	(16)
Adjustment for transformation costs (a)(g)	43	-	77	-

2021 and 2019 adjustment items	143	60	921	(126)

Net earnings attributable to the Kroger Co. Excluding the adjustment items above	$610	$357	$1,528	$943

Net earnings attributable to the Kroger Co. Per diluted common share	$0.61	$0.37	$0.79	$1.31

Adjustment for pension plan withdrawal liabilities (h)	-	0.03	0.45	0.08
Adjustment for gain on sale of Turkey Hill Dairy (h)	-	-	-	(0.10)
Adjustment for gain on sale of You Technology (h)	-	-	-	(0.06)
Adjustment for loss (gain) on investments (h)	0.12	0.04	0.60	(0.05)
Adjustment for Home Chef contingent consideration (h)	0.01	-	0.05	(0.02)
Adjustment for transformation costs (h)	0.06	-	0.10	-

2021 and 2019 adjustment items	0.19	0.07	1.20	(0.15)

Net earnings attributable to the Kroger Co. per Diluted common share excluding the adjustment items above	$0.80	$0.44	$1.99	$1.16

Average number of common shares used in Diluted calculation	755	805	758	805

Two-year net earnings attributable to the Kroger Co. per Diluted common share CAGR*	28.4%		(22.3)%

Two-year net earnings attributable to the Kroger Co. per Diluted common share excluding the adjustment items above CAGR*	34.8%		31.0%

*	CAGR represents the compounded annual growth rate.

(a)	The amounts presented represent the after-tax effect of each adjustment.

(b)	The pre-tax adjustment to OG&A expenses for pension plan withdrawal liabilities was $27 in the second quarter of 2019. The year-to-date pre-tax adjustments for pension plan withdrawal liabilities were $449 and $86 in the first two quarters of 2021 and 2019, respectively.

(c)	The pre-tax adjustment for gain on sale of Turkey Hill Dairy was ($106).

(d)	The pre-tax adjustment for gain on sale of You Technology was ($70).

(e)	The pre-tax adjustments for loss (gain) on investments were $122 and $45 in the second quarters of 2021 and 2019, respectively. The year-to-date pre-tax adjustments for loss (gain) on investments were $601 and ($61) in the first two quarters of 2021 and 2019, respectively.

(f)	The pre-tax adjustments to OG&A expenses for Home Chef contingent consideration were $9 and $2 in the second quarters of 2021 and 2019, respectively. The year-to-date pre-tax adjustments to OG&A expenses for Home Chef contingent consideration were $52 and ($21) in the first two quarters of 2021 and 2019, respectively.

(g)	The pre-tax adjustment to OG&A expenses for transformation costs was $57 in the second quarter of 2021. The year-to-date pre-tax adjustments to OG&A expenses for transformation costs was $101. Transformation costs primarily include costs related to store and business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.

(h)	The amounts presented represent the net earnings (loss) per diluted common share effect of each adjustment.

Note:	2021 Second Quarter Adjustment Items include adjustments for the loss on investments, Home Chef contingent consideration adjustment and strategic transformation costs.

2021 Adjustment Items include the Second Quarter Adjustment Items plus the adjustments that occurred in the first quarter of 2021 for pension plan withdrawal liabilities, loss on investments, Home Chef contingent consideration adjustment and strategic transformation costs.

2019 Second Quarter Adjustment Items include adjustments for pension plan withdrawal liabilities, loss on investments and Home Chef contingent consideration adjustment.

2019 Adjustment Items include the Second Quarter Adjustment Items plus the adjustments that occurred in the first quarter of 2019 for pension plan withdrawal liabilities, the gain on sale of Turkey Hill Dairy, gain on sale of You Technology, the gain on investments and Home Chef contingent consideration adjustment.